Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
NORTHERN OIL AND GAS, INC.

The undersigned, Erik J. Romslo, Chief Legal Officer and Secretary of Northern Oil and Gas, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Northern Oil and Gas, Inc.

SECOND: This Amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors of the Corporation has duly adopted resolutions setting forth and declaring advisable this Amendment and, at the meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment, the votes cast for the Amendment exceeded the votes cast against the Amendment.
THIRD: The Certificate of Incorporation is hereby amended by amending and restating Section 1 of Article Four to be and read as follows:

“Section 1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 275,000,000 shares, consisting of:

(a)5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

(b)270,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

IN WITNESS WHEREOF, the undersigned has executed this amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this amendment is the act and deed of the Corporation and that the facts stated herein are true as of this 23rd day of May, 2024.

NORTHERN OIL AND GAS, INC.

By:	/s/ Erik J. Romslo
Name:	Erik J. Romslo
Title:	Chief Legal Officer and Secretary